Exhibit 99.2

Designated Filer: Issuer & Ticker Symbol: Date of Event Requiring Statement:	Retail & Restaurant Growth Capital, L.P. Teletouch Communications, Inc. (TLLE.OB) August 18, 2011

Joint Filer Information

Joint Filers:

1. Name:	Retail & Restaurant Growth Partners, L.P., the general partner of Retail & Restaurant Growth Capital, L.P.

Address:	2701 E. Plano Pkwy. Suite 200 Dallas, TX 75201

2. Name:	Retail & Restaurant Growth Management, Inc., the general partner of Retail & Restaurant Growth Partners, L.P.

Address:	2701 E. Plano Pkwy. Suite 200 Dallas, TX 75201